Southern Community Financial Corporation Announces Second Quarter 2008 Results, Strengthened Balance Sheet and Continued Strong Loan Growth

Winston-Salem, NC - (MARKET WIRE) - 07/24/2008 - Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO) (“the Company”), the holding company for Southern Community Bank and Trust, reported:

•	Net income of $603,000 for 2Q 2008 compared with $1.9 million a year ago;
•	Diluted earnings per share of $0.03 compared with $0.11 a year ago;
•	Provision for loan losses of $3.5 million (including net increase to allowance for loan losses of $2.6 million);
•	Average loans up 15% from prior year and 6% (annualized) from prior quarter;
•	Average deposits up 22% year over year and 6.5% linked quarter;
•	Declared cash dividend of $0.04 per share for second quarter 2008

The Company reported diluted earnings per share of $0.03 for the second quarter 2008 compared with $0.12 in first quarter 2008 and $0.11 in second quarter 2007. Net income was $603 thousand for this quarter compared with $2.07 million in first quarter 2008 and $1.93 million in second quarter 2007. The Board of Directors declared a quarterly dividend of $0.04 per share which is consistent with the previous dividend.

“We continued to strengthen our balance sheet and franchise during the second quarter,” said F. Scott Bauer, Chairman and Chief Executive Officer. “Earnings per share were 8 cents below that of last year due to a higher provision expense of $2.93 million, including a net increase to allowance for loan losses of $2.64 million (an impact of 7 cents per share). In addition to increasing our allowance for loan losses, we are proactively assisting our customers through this segment of the credit cycle. Managing the challenges of the current credit environment is our top priority. As demonstrated by our strong loan growth in the first half of 2008, we benefited from opportunities in this environment to acquire new business, gaining new long-term customer relationships from other banks. We are exploring alternatives and intend to raise capital by the end of 2008 expanding our balance sheet capacity for anticipated growth. We remain 'well capitalized' according to regulatory guidelines with good liquidity and strong reserves.”

Asset Quality

Net charge-offs increased to 0.28% (annualized) of average loans in second quarter 2008 from the relatively low level of 0.11 % in first quarter 2008 and 0.l2% in second quarter 2007. Nonperforming loans increased to $12.8 million or 1.00% of total loans at quarter-end, in comparison to $7.0 million or 0.57% at March 31, 2008 and $1.0 million or 0.09% at June 30, 2007. Nonperforming assets rose to $14.2 million or 0.80% of total assets at quarter-end as compared to $8.0 million or 0.48% at March 31, 2008 and $2.2 million or 0.15% at June 30, 2007. The increase in net charge-offs, nonperforming loans and nonperforming assets are predominately related to residential construction and development lending. The provision for loan losses of $3.53 million for the quarter was $2.60 million higher than the $925 thousand recorded in the first quarter 2008 and $2.93 million higher than the $600 thousand recorded in the second quarter 2007. The allowance for loan losses at June 30, 2008 of $17.5 million represented 1.36% of total loans and 1.37 times nonperforming loans at current quarter-end compared with 1.20% of loans and 2.12 times nonperforming loans at March 31, 2008. We believe the allowance is adequate for losses inherent in the loan portfolio at June 30, 2008.

Financial Performance

Net interest income of $11.8 million for the second quarter 2008 was up 7% compared with $11.0 million in the first quarter 2008 and $11.0 million in the second quarter 2007. This revenue growth was primarily attributable to the growth in interest earning assets for both the year-over-year comparison and the linked quarter comparison. Net interest margin of 2.99% for the second quarter 2008 rose 1 basis point between the linked quarters and declined 26 basis points from 3.25% for the second quarter 2007.

Non-interest income of $3.1 million during the second quarter was up $285 thousand or 10% year-over-year on an increase of $302 thousand in service charges on deposits with a $223 thousand decrease in results from our investment in Salem Capital, a Small Business Investment Corporation, and a $59 thousand decline in mortgage banking income mostly offsetting a $334 thousand increase in gains from derivative activity. On a linked quarter basis, non-interest income was down by $491 thousand or 14% primarily on the decrease of $714 thousand in gains on derivative activity as the Company recorded $1.04 million in this category in the first quarter 2008.

Non-interest expenses of $10.7 million for the second quarter 2008 increased 4% year-over-year and 4% annualized on a linked quarter basis; however, as a percentage of average assets, the expense load represented 2.47% of average assets for the second quarter 2008 compared with 2.61% for the first quarter 2008 and 2.75% for the second quarter 2007.

As of June 30, 2008, the Company reported total assets of $ 1.77 billion, representing an increase of $251.5 million, or 17% year-over-year driven by strong loan growth. The loan portfolio rose to $1.29 billion as of June 30, 2008, an increase of $180.7 million or 16% year-over-year. Additionally, loans grew by $49.0 million or 16% annualized during the second quarter of 2008 and $97 million or 16% annualized for the first six months of 2008. Total deposits stood at $1.2 billion at June 30, 2008, an increase of $219.2 million or 22% year-over-year and an increase of $74.7 million or 7% over the March 31, 2008 level. The Company has seen good growth in non-maturity deposit balances, up $149.1 million or 28% year-over-year and up $58.1 million or 9% on a linked quarter basis.

At June 30, 2008, stockholders’ equity of $141.9 million represented 8.0% of total assets. Stockholders’ equity increased $2.8 million or 2.0% from $ 139.0 million at June 30, 2007. Stockholders’ equity declined $2.5 million or 2% from $144.4 million at March 31, 2008 as a result of a $3.0 million decrease in the fair value of the available for sale investment portfolio during the recent quarter. Regulatory capital ratios remain in excess of the “well capitalized” threshold.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Southern Community’s executive management team will host a conference call on July 25, 2008, at 10:00 AM Eastern Time to discuss the quarter-end results. The call can be accessed by dialing 1-866-542-4238 or 1-416-340-2220 and asking for the Southern Community Financial Corporation call. A replay of the conference call can be accessed until 11:59 pm on August 8, 2008, by calling 1-800-408-3053 or 1-416-695-5800 and entering pass code 3266433.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
Income Statement	2008	2008	2007	2007	2007	2008	2007

Total Interest Income	$23,727	$24,325	$25,370	$25,339	$24,626	$48,052	$48,199
Total Interest Expense	11,947	13,323	14,132	14,350	13,607	25,270	26,659
Net Interest Income	11,780	11,002	11,238	10,989	11,019	22,782	21,540

Provision for Loan Losses	3,530	925	750	575	600	4,455	1,450

Net Interest Income after Provision for Loan Losses	8,250	10,077	10,488	10,414	10,419	18,327	20,090

Non-Interest Income
Service Charges on Deposit Accounts	1,475	1,406	1,441	1,266	1,173	2,881	2,224
Income from mortgage banking activities	358	484	325	298	417	842	720
Investment brokerage and trust fees	335	371	289	334	331	706	518
SBIC income (loss) and management fees	82	(150)	394	167	305	(68)	1,542
Gain (Loss) and Net Cash Settlement on Economic Hedges	330	1,044	19	69	(4)	1,374	(9)
Other Income	518	434	372	412	591	952	950
Total Non-Interest Income	3,098	3,589	2,840	2,546	2,813	6,687	5,945

Non-Interest Expense
Salaries and Employee Benefits	5,621	5,794	5,467	5,267	5,341	11,415	10,484
Occupancy and Equipment	1,931	1,964	2,021	2,116	1,888	3,895	3,791
Other	3,120	2,802	2,999	2,966	3,076	5,922	5,789
Total Non-Interest Expense	10,672	10,560	10,487	10,349	10,305	21,232	20,064

Income Before Taxes	676	3,106	2,841	2,611	2,927	3,782	5,971
Provision for Income Taxes	73	1,041	948	890	996	1,114	2,031

Net Income	$603	$2,065	$1,893	$1,721	$1,931	$2,668	$3,940

Net Income per Share
Basic	$0.03	$0.12	$0.11	$0.10	$0.11	$0.15	$0.23
Diluted	$0.03	$0.12	$0.11	$0.10	$0.11	$0.15	$0.22

Balance Sheet	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2008	2008	2007	2007	2007

Assets
Cash and due from Banks	$37,576	$35,037	$31,905	$24,227	$32,742
Federal Funds Sold & Int Bearing Balances	3,607	4,752	2,250	420	8,563
Investment Securities	316,336	296,151	228,933	247,088	250,211

Loans held for sale	2,106	4,110	1,929	3,137	5,143

Loans	1,285,014	1,235,952	1,188,438	1,155,031	1,104,299
Allowance for Loan Losses	(17,499)	(14,853)	(14,258)	(14,197)	(13,677)
Net Loans	1,267,515	1,221,099	1,174,180	1,140,834	1,090,622

Bank Premises and Equipment	39,672	38,790	38,997	38,881	39,587
Goodwill	49,792	49,792	49,792	49,792	49,792
Other Assets	55,101	40,721	41,196	44,352	43,580

Total Assets	$1,771,705	$1,690,452	$1,569,182	$1,548,731	$1,520,240

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$114,685	$109,534	$109,895	$110,718	$112,142
Money market, savings and NOW	560,094	507,105	495,448	479,595	413,533
Time	542,622	526,096	439,894	443,405	472,504
Total Deposits	1,217,401	1,142,735	1,045,237	1,033,718	998,179

Borrowings	401,667	393,306	372,405	360,309	371,024
Accrued Expenses and Other Liabilities	10,747	10,061	9,201	13,868	11,988
Total Liabilities	1,629,815	1,546,102	1,426,843	1,407,895	1,381,191

Total Stockholders' Equity	141,890	144,350	142,339	140,836	139,049

Total Liabilities and Stockholders' Equity	$1,771,705	$1,690,452	$1,569,182	$1,548,731	$1,520,240

Book Value per Share	$8.17	$8.33	$8.18	$8.04	$7.89

											As of or for the
	As of or for the three months ended										Six Months Ended
	Jun 30,		Mar 31,		Dec 31,		Sep 30,		Jun 30,		Jun 30,		Jun 30,
	2008		2008		2007		2007		2007		2008		2007
Per Share Data:
Basic Earnings per Share	$0.03		$0.12		$0.11		$0.10		$0.11		$0.15		$0.23
Diluted Earnings per Share	$0.03		$0.12		$0.11		$0.10		$0.11		$0.15		$0.22
Book Value per Share	$8.17		$8.33		$8.18		$8.04		$7.89		$8.17		$7.89
Cash dividends paid	$0.040		$0.040		$0.040		$0.040		$0.040		$0.080		$0.075

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.14%		0.51%		0.48%		0.45%		0.52%		0.32%		0.53%
Return on Average Equity (annualized) ROE	1.68%		5.84%		5.35%		4.92%		5.58%		3.75%		5.77%
Return on Tangible Equity (annualized)	2.60%		9.12%		8.42%		7.80%		8.86%		5.82%		9.21%
Net Interest Margin	2.99%		2.98%		3.15%		3.16%		3.25%		2.98%		3.24%
Net Interest Spread	2.76%		2.67%		2.77%		2.75%		2.87%		2.72%		2.86%
Non-interest Income as a % of Revenue	20.82%		24.60%		20.17%		18.81%		20.34%		22.69%		21.63%
Non-interest Income as a % of Average Assets	0.71%		0.89%		0.72%		0.66%		0.75%		0.80%		0.81%
Non-interest Expense to Average Assets	2.47%		2.61%		2.67%		2.69%		2.75%		2.54%		2.72%
Efficiency Ratio	71.73%		72.37%		74.49%		76.46%		74.50%		72.05%		73.00%

Asset Quality:
Nonperforming Loans	$12,796		$7,012		$2,052		$2,226		$983		$12,796		$983
Nonperforming Assets	$14,210		$8,042		$2,827		$3,165		$2,227		$14,210		$2,227
Nonperforming Loans to Total Loans	1.00%		0.57%		0.17%		0.19%		0.09%		1.00%		0.09%
Nonperforming Assets to Total Assets	0.80%		0.48%		0.18%		0.20%		0.15%		0.80%		0.15%
Allowance for Loan Losses to Period-end Loans	1.36%		1.20%		1.20%		1.23%		1.23%		1.36%		1.23%
Allowance for Loan Losses to Nonperforming Loans (X)	1.37	X	2.12	X	6.95	X	6.38	X	13.91	X	1.37	X	13.91	X
Net Charge-offs to Average Loans (annualized)	0.28%		0.11%		0.23%		0.02%		0.12%		0.20%		0.15%

Capital Ratios:
Equity to Total Assets	8.01%		8.54%		9.07%		9.09%		9.15%		8.01%		9.15%
Tangible Equity to Total Tangible Assets (1)	5.28%		5.69%		6.00%		5.98%		5.97%		5.28%		5.97%

Average Balances:
Year to Date
Interest Earning Assets	$1,535,388		$1,485,037		$1,370,413		$1,355,030		$1,341,688
Total Assets	1,680,842		1,625,164		1,513,619		1,498,310		1,485,292
Total Loans	1,238,843		1,219,800		1,114,677		1,093,693		1,074,700
Equity	143,282		142,190		138,693		138,094		137,716
Interest Bearing Liabilities	1,421,227		1,368,420		1,250,986		1,237,398		1,226,580

Quarterly
Interest Earning Assets	$1,586,068		$1,485,037		$1,416,061		$1,381,279		$1,358,967
Total Assets	1,736,520		1,625,164		1,559,047		1,523,922		1,503,090
Gross Loans	1,257,886		1,219,800		1,176,945		1,131,060		1,094,861
Equity	144,374		142,190		140,470		138,838		138,797
Interest Bearing Liabilities	1,474,186		1,368,420		1,291,307		1,258,681		1,240,293

Weighted Average Number of Shares Outstanding
Basic	17,354,298		17,359,452		17,449,203		17,584,565		17,574,100		17,356,875		17,506,123
Diluted	17,401,298		17,401,589		17,466,703		17,602,250		17,667,207		17,401,444		17,618,675
Period end outstanding shares	17,370,175		17,319,351		17,399,882		17,520,829		17,621,653		17,370,175		17,621,653

(1) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.